                                                       Exhibit 11


                   The Advest Group, Inc. and Subsidiaries
                 Computation of Net Income Per Common Share


                                   For the quarters ended March 31,
                         ---------------------------------------------------
                                                                Assuming
                              Primary                        Full  Dilution
In thousands, except     ----------------                   ----------------
per share amounts         1997      1996                     1997     1996
----------------------------------------------------------------------------

Net income              $3,172    $3,517                   $3,172     $3,517

Interest expense
  on debentures, net       --        --                        69        166
                        ------    ------                   ------     ------
Net income applicable
  to common stock       $3,172    $3,517                   $3,241     $3,683
                        ======    ======                   ======     ======

Average number of common
  shares outstanding during
  the period             8,464     8,425                    8,464      8,425

Additional shares assuming:
  Exercise of stock
   options                 301       320                      310        329
  Conversion of
   debentures               --        --                      379      1,515
                         -----     -----                     -----     -----

Average number of common
  shares outstanding     8,765     8,745                    9,153     10,269
                        ======    ======                   ======     ======

Net income per share  $    .36 $    .40                  $    .35     $  .36
                        ======    ======                   ======     ======

                                                       Exhibit 11
                                                       (Continued)

                   The Advest Group, Inc. and Subsidiaries
                 Computation of Net Income Per Common Share


                                 For the six months ended March 31,
                         --------------------------------------------------
                                                               Assuming
                              Primary                       Full  Dilution
In thousands, except      ---------------                   ---------------
per share amounts         1997      1996                     1997     1996
---------------------------------------------------------------------------

Net income              $6,463    $6,649                   $6,463     $6,649

Interest expense
  on debentures, net      --        --                        274        416
                        -----     -----                     -----      -----

Net income applicable to
  common stock          $6,463    $6,649                   $6,737     $7,065
                        ======    ======                   ======     ======


Average number of common
  shares outstanding during
  the period             8,443     8,409                    8,443      8,409

Additional shares assuming:
  Exercise of stock
   options                 274       348                      289        360
 Conversion of
  debentures                --        --                      866      1,515
                        ------    ------                    ------    ------

Average number of common
  shares outstanding     8,717     8,757                    9,598     10,284
                       =======    ======                   ======     ======


Net income per share   $   .74  $    .76                  $   .70    $   .69
                        ======   =======                   ======    =======

                                            -17-